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                                                                      EXHIBIT 5

                                           GRAYCARY. TECHNOLOGY'S LEGAL EDGE-SM-


                                                             400 Hamilton Avenue
                                                       Palo Alto, CA  94301-1809
                                                                WWW.GRAYCARY.COM

                                                                O]  650-833-2000
                                                                F]  650-327-3699



                                October 31, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for Zoran Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,653,541 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Zoran Corporation 1993 Stock Option Plan, 1995 Employee Stock Purchase Plan and 1995 Outside Directors Stock Options Plan (collectively, the "Plans") and shares which may be issued pursuant to the exercise of options granted under the PixelCam, Inc. 1998 Equity Incentive Plan (the "PixelCam Plan") and assumed by the Company (the "PixelCam Assumed Options") pursuant to the Agreement and Plan of Reorganization dated as of June 28, 2000 by and among the Company, PixelCam, Inc. and Grape Acquisition Corp., as well as shares which may be issued pursuant to the exercise of options granted under the Nogatech, Inc. 1999 Stock Option Plan and the Nogatech, Inc. 2000 Equity Incentive Plan Agreement pursuant to the Plan of Merger dated August 23, 2000 among Zoran Corporation, a Delaware corporation ("Zoran"), Zoom Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Zoran, and Nogatech, Inc., a Delaware corporation.

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

         Based on such examination, we are of the opinion that the 1,653,541 shares of Common Stock which may be issued upon exercise of options granted under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.


                                         Very truly yours,

                                         /s/ Gray Cary Ware & Freidenrich LLP

                                         GRAY CARY WARE & FREIDENRICH LLP